UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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iMergent, Inc.
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iMergent, Inc.
1615 South 52nd Street
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 17, 2011

The annual meeting of stockholders of iMergent, Inc. will be held at our corporate headquarters located at 1615 South 52nd Street, Tempe, AZ, 85281 on May 17, 2011 at 12:00 p.m., local time.

The purpose of the meeting is to consider, discuss and vote upon the following proposals:

●	To elect three Class II directors, each for a term of two years, expiring at our annual meeting of stockholders to be held during 2013 or until a successor has been duly elected and qualified;

●	To consider and act upon a proposal to approve an amendment to our 2003 Equity Incentive Plan (the “Plan”) to increase the number of shares available for issuance in connection with the options or other awards granted under the Plan by 1,000,000 shares, from 2,000,000 shares to 3,000,000 shares;

●	To consider and vote upon a proposal to amend our Certificate of Incorporation, as amended to date, to change the name of our company from "iMergent, Inc." to "Crexendo, Inc.";

●	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2011; and

●	To transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

The five proposals described above are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 1, 2011 may vote at the meeting or any adjournment or postponement of the meeting.

Your vote is important.  Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

By order of our Board of Directors,

April 4, 2011	By:	/s/ Jeffrey G. Korn
Jeffrey G. Korn, Secretary

iMergent, Inc.
1615 South 52nd Street
Tempe, Arizona 85281
_____________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be held May 17, 2011
_____________________

SOLICITATION AND REVOCABILITY OF PROXY

General

We are furnishing you this proxy statement in connection with the solicitation by our Board of Directors of proxies from holders of outstanding shares of our common stock, to be voted at our annual meeting of stockholders to be held on May 17, 2011 at 1615 South 52nd Street, Tempe, AZ, 85281, at 12:00 p.m. local time, and at any and all postponements or adjournments thereof.  This proxy statement and the enclosed form of proxy card are being first mailed or made available to our stockholders on or about April 25 , 2011.

The purpose of the meeting is to consider, discuss and vote on the following proposals:

●	To elect three Class II directors, each for a term of two years, expiring at our annual meeting of stockholders to be held during 2013 or until a successor has been duly elected and qualified;

●	To consider and act upon a proposal to approve an amendment to our 2003 Equity Incentive Plan (the “Plan”) to increase the number of shares available for issuance in connection with options or other awards granted under the Plan by 1,000,000 shares, from 2,000,000 shares to 3,000,000 shares;

●	To consider and vote upon a proposal to amend our Certificate of Incorporation, as amended to date, to change the name of our company from "iMergent, Inc." to "Crexendo, Inc.";

●	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2011; and

●	To transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

We use several abbreviations in this proxy statement. We may refer to our company as “us,” “we,” “iMergent” or the “company.”  The term “meeting” generally refers to our 2011 Annual Meeting of Stockholders and references to our “Board” refer to our Board of Directors.

In November 2009, our Board of Directors approved a change of our fiscal year from a June 30 fiscal year to a December 31 fiscal year.  The change of fiscal year resulted in an interim reporting period beginning on July 1, 2009 and ending on December 31, 2009, which we refer to in this Proxy Statement as the “Transition Period.”

The enclosed annual report to stockholders is not to be regarded as proxy soliciting material.  If you would like an additional copy of the enclosed annual report, please contact us at 1615 South 52nd Street, Tempe, AZ, 85281, Attn: Investor Relations, telephone: (623) 242-5959.

Record Date and Voting Securities

Our Board has fixed the close of business on April 1, 2011 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.  Only holders of record of our common stock on April 1, 2011 (the “Record Date”) are entitled to vote at the meeting.  If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.  Each holder of record of our common stock at the close of business on the Record Date is entitled to one vote per share on each matter to be voted upon by our stockholders at the meeting.  As of the Record Date there were 10,652,319 shares of common stock issued and outstanding.

Voting and Revocability of Proxies

Our Board is soliciting the accompanying proxy for use at the meeting.  Stockholders of record as of the Record Date can vote their proxy via one of three ways.  It is not necessary to mail your proxy card if you are voting by internet or fax.  If you have questions in regards to your proxy, or need assistance in voting, please contact our independent proxy tabulator, Issuer Direct Corp. at 919.481.4005, proxy@iproxydirect.com.

VOTE BY MAIL: Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
VOTE BY FAX: Please mark, sign and date this proxy card promptly and fax to 202-521-3464.
VOTE BY INTERNET: www.iproxydirect.com

If you submit a proxy using one of the methods described above, your proxy may be revoked at any time prior to its use by: (1) delivering to our secretary a signed notice of revocation or a later dated proxy, (2) attending the meeting and voting in person, or (3) giving notice of revocation of the proxy at the meeting.  Attendance at the meeting will not in itself constitute the revocation of a proxy.  Prior to the meeting, any written notice of revocation should be sent to iMergent, Inc., 1615 South 52nd Street, Tempe, AZ, 85281 Attention: Corporate Secretary.  Any notice of revocation that is delivered at the meeting should be hand delivered to our corporate secretary before the vote is taken. A stockholder may be requested to present identification documents for the purpose of establishing such stockholder’s identity.  The last valid vote you submit chronologically will supersede your prior vote(s).

Shares of our common stock, represented by properly executed proxies, will be voted in accordance with the instructions indicated on such proxies.  If no specific instructions are given, the shares will be voted FOR the election of each of the nominees for director set forth herein, FOR the approval of an amendment to our 2003 Equity Incentive Plan to increase the number of shares available for grant under the Plan from 2,000,000 to 3,000,000, FOR the proposal to amend our Certificate of Incorporation, as amended to date, to change the name of our company from “iMergent, Inc.” to “Crexendo, Inc.,” and FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for our year ending December 31, 2011.  In addition, if other matters come before the meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.  We are not aware of any other matters to be submitted to a vote of stockholders at the meeting.

One or more inspectors of election, duly appointed for that purpose, will count and tabulate the votes cast and report the results of the votes at the meeting to our management.  Your vote at the meeting will not be disclosed except as needed to permit the inspector to tabulate and certify the votes, or as is required by law.

Quorum, Voting Requirements and Effect of Abstentions and Broker Non-Votes

At the meeting, the inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders.  The holders of a majority of the total number of outstanding shares of our common stock that are entitled to vote at the meeting (at least 5,326,160 shares) must be present in person or by proxy in order to have the quorum that is necessary for the transaction of business at the meeting.  Shares of our common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

The nominees for director who receive a plurality of the votes cast by the holders of our common stock, in person or by proxy at the meeting, will be elected.  Abstentions and broker ‘‘non- votes’’ are not counted for purposes of the election of directors. A “non-vote” occurs, with respect to a proposal, when a broker or nominee holding shares for a beneficial owner does not have discretionary voting power and has not received instructions from the beneficial owner.  Approval of the proposal to amend the Plan and the proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.  Abstentions and broker “non-votes” will not affect the outcome of the vote on those two proposals.  Approval of the proposal to amend our Certificate of Incorporation to change our company’s name to Crexendo, Inc. requires the approval of the holders of a majority of the outstanding shares of our common stock.  Accordingly, an abstention will have the effect of a vote against the proposal.  A broker ‘‘non-vote’’ is not counted for purposes of approving a proposal.  Stockholders have no dissenters’ or appraisal rights in connection with the proposals to be presented at the meeting.

Expense of Solicitation of Proxies

We will pay the cost of soliciting proxies for the meeting.  In addition to solicitation by mail, our directors, officers and employees, without additional pay, may solicit proxies by telephone, telecopy, e-mail or in person.   Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we will reimburse them for their expenses in so doing.
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PROPOSAL I
Election of Directors
___________

At the meeting, three Class II directors are to be elected for a term ending at the 2013 annual meeting of our stockholders, or until each of their respective successors has been duly elected and qualified.  Our bylaws provide for a classified board (also known as a “staggered board”), with the directors in each class serving a two-year term.  One-half of the directors are elected at each annual meeting of stockholders. The Class II directors elected at the meeting will serve until our 2013 annual meeting of stockholders.

We intend that valid proxies received will be voted, unless contrary instructions are given, to elect the three nominees named in the following table to serve as Class II directors.  Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by our Board, to the extent consistent with our certificate of incorporation and our bylaws.

Nominees

Our Board has nominated the following individuals to serve as Class II directors until our 2013 annual meeting of stockholders or until their respective successors are elected.  Each of the nominees has agreed to be named in this Proxy Statement and to serve if elected.

Director Name	Age	Class/Term

Craig Rauchle	55	II /2013

Robert Kamm	53	II/ 2013

Anil Puri	62	II/ 2013

Our Board of Directors recommends a vote “FOR”
all of the director-nominees identified above.

Information Concerning Directors

Set forth in the table below are the names, ages and positions of each person nominated by our Board for election as a director, each person whose term of office as a director will continue after the meeting and each of our current executive officers.  None of our directors or executive officers has any family relationship to any other director or executive officer.

Name	Age	Position
Steven G. Mihaylo	67	Chairman of the Board, Chief Executive Officer
Craig Rauchle	55	Director
Robert Kamm	53	Director
David Williams	55	Director
Anil Puri	62	Director
Todd Goergen	38	Director

Set forth below is a brief description of the business experience for at least the previous five years of our nominees for director, our incumbent directors and our other executive officers.

Directors Standing for Election

Robert Kamm

Mr. Kamm has served as a director of the company since September 2005.  Mr. Kamm has over 20 years of experience in large and small companies and since February 2003, has been the President, Chief Executive Officer and director of Viewpoint Capital, Inc., a provider of management consulting, investment banking and real estate financial services.  In addition, since August 2008, Mr. Kamm has been the President/CFO of RealAgile, Inc. a provider of mathematical modeling software for the real estate industry.  In addition, Mr. Kamm operated his own investment banking firm from 1987 to 1988 and previously worked in various capacities for TransDecisions, Inc., Union Bank, Ernst & Whinney and General Motors.  Mr. Kamm holds a masters of business administration degree in finance from UCLA and a bachelor of science degree in marketing and economics from Alfred University.  Mr. Kamm is a Class II director and his term will expire at the meeting. Mr. Kamm is nominated for a term which would expire at our 2013 annual meeting of stockholders.

Craig Rauchle

Mr. Rauchle has been a director of the company since November 2006.  In April 2008, Mr. Rauchle formed The Rauchle Group, LLC which provides business consulting services.  Beginning in April 2005, Mr. Rauchle was President of Inter-Tel, Incorporated (“Inter-Tel”), which was acquired in August 2007 by Mitel Networks, Inc., and he served as President of Mitel US through April 2008.  Mr. Rauchle was previously appointed Chief Operating Officer of Inter-Tel in August 2001. In this capacity Mr. Rauchle was responsible for Inter-Tel’s sales and sales support functions, operations, technical support, marketing, procurement, distribution and research and development activities. Prior to his appointment as Chief Operating Officer of Inter-Tel, Mr. Rauchle held a variety of positions with Inter-Tel including Senior Vice President and President of Inter-Tel Technologies, Inc., a wholly owned sales subsidiary of Inter-Tel.  Mr. Rauchle joined Inter-Tel in 1979 as Branch General Manager of the Denver Direct Sales Office and in 1983 was appointed Central Regional Vice President and subsequently Western Regional Vice President. From 1990 to 1992, Mr. Rauchle served as President of Inter-Tel Communications, Inc., a subsidiary of Inter-Tel. Mr. Rauchle holds a bachelor of arts degree in communications from the University of Denver.   Mr. Rauchle is a Class II director and his term will expire at the meeting. Mr. Rauchle is nominated for a term which would expire at our 2013 annual meeting of stockholders.

Anil Puri

Dr. Puri is the Dean of the College of Business and Economics at California State University, Fullerton and co-director of its Institute for Economic and Environmental Studies. Prior to becoming Dean in 1998, Dr. Puri was department chair and professor of economics at California State University, Fullerton. Dr. Puri is a noted economist and scholar who has served as the Executive Vice President of the Western Economic Association International, the second largest professional association of economists in the United States and is a member of the American Economic Association, the National Association of Business Economists, and a board member of St Jude Medical Center in Fullerton, California.  Mr. Puri is a Class II director and his term will expire at the meeting. Mr. Puri is nominated for a term which would expire at our 2013 annual meeting of stockholders.

Incumbent Directors

Todd Goergen

Mr. Goergen has been a director of the company since November 2006 and served as Chairman of the Board from August 2007 to November 2010.  Mr. Goergen has served as Managing Member of Ropart Asset Management, LLC (“RAM”) since 2001.  RAM makes direct investments in small to mid-size companies. In addition, Mr. Goergen is a Managing Member of Ropart Investments, LLC, a private investment partnership. Between 1999 and 2000, Mr. Goergen was the Director of Acquisitions and Corporate Development at Blyth, Inc., a designer and direct marketer of home decorative and fragrance products.  From 1994 to 1999, Mr. Goergen was an Associate/Analyst in the Mergers and Acquisitions Group of Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Goergen received his degree in economics and political science in 1994 from Wake Forest University.  Mr. Goergen is the Chairman of Digital Traffic Systems, Inc., a business consulting firm, Chairman of the Board of QCL Holdings, Inc., and Chairman of the Board of Visalus Holdings, LLC, a producer and marketer of weight management and nutritional supplements.  Mr. Goergen is a Class I director and his term will expire at our 2012 annual meeting of stockholders.

David Williams

Mr. Williams has been a director of the company since May 2008.  Since 2004, Mr. Williams has served as the Chairman and Chief Executive Officer at Equity Management Group, which provides asset management, tax consulting and financing for EMG-Lakewater LLC.  From 1996 to 2004, Mr. Williams acted as an independent consultant in taxation, real estate transactions and venture capital. Mr. Williams served as Chief Financial Officer and tax counsel at Wilshire Equities Corp., from 1987 to 1990 and as President from 1990 to 1996. From 1980 to 1987, Mr. Williams rose from a junior staff member to director position at Arthur Young & Co., a public accounting firm.   Mr. Williams is a certified public accountant in California and Nevada and holds a juris doctorate degree in law and taxation from the McGeorge Law School at University of the Pacific. Mr. Williams graduated from Stanford University with a masters of science degree in engineering finance and a bachelor of science degree in biological science with honors. Mr. Williams is a Class I director and his term will expire at our 2012 annual meeting of stockholders.

Steven G. Mihaylo

Mr. Mihaylo was appointed our Chief Executive Officer in 2008 and Chairman of the Board in November 2010. Mr. Mihaylo is the retired Chairman and Chief Executive Officer of Inter-Tel, which he founded in 1969 and where he continued to serve until 2007. Mr. Mihaylo led the development of Inter-Tel from providing business telephone systems to offering complete managed services and software that help businesses facilitate communication and increase customer service and productivity. Before selling Inter-Tel to Francisco Partners, a private equity firm, for approximately $720 million in 2007, Mr. Mihaylo grew the business to nearly $500 million in annual sales.

Mr. Mihaylo was awarded an honorary PhD from California State University - Fullerton and received a bachelor of arts in business administration in accounting & finance from California State University - Fullerton in 1969. The College of Business and Economics at California State University – Fullerton was renamed the Steven G. Mihaylo College of Business and Economics in 2008.  Mr. Mihaylo has served on boards of numerous community organizations including the Arizona Heart Foundation, Junior Achievement of Arizona, Arizona Museum of Science and Technology and the Arizona State University College of Business Dean’s Council of 100. Committed to education, Mr. Mihaylo is involved with the Karl Eller College of Management at the University of Arizona and has served on the advisory board of Junior Achievement of Central Arizona for over 25 years, as a member of the board of directors of the Big Bear High School Education Foundation and on the Dean’s Advisory Board of California State University - Fullerton.  Mr. Mihaylo is a Class I director and his term will expire at our 2012 annual meeting of stockholders.

CORPORATE GOVERNANCE

Board Meetings

During the year ended December 31, 2010, our Board met five times. Each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of all meetings held by committees on which he served during the year ended December 31, 2010.  All of our directors are invited, but not required, to attend the annual meeting.  One director attended the 2010 annual meeting.

Information about Committees of our Board of Directors

Our Board of Directors has established three committees, the Audit Committee, comprised of Messrs. Kamm, Goergen and Williams, the Compensation Committee comprised of Messrs. Goergen, Rauchle and Kamm, and the Nominating Committee, comprised of Messrs. Kamm, Goergen, Williams and Rauchle.  Our Board of Directors has determined that each of these persons is “independent” under the rules of the American Stock Exchange and applicable regulatory requirements.

Audit Committee

Mr. Kamm serves as Chairman of our Audit Committee.  Our Audit Committee held four meetings during the year ended December 31, 2010 and operates under a charter adopted by our Board on March 23, 2004 and amended and restated on August 9, 2006.  The charter is available on our website at www.imergentinc.com.  Our Audit Committee is responsible for reviewing and discussing our audited financial statements with management, discussing information with our auditors relating to the auditors' judgments about the quality of our accounting policies and procedures, recommending to our Board that the audited financials be included in our Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.

Our Board of Directors has determined that Robert Kamm, Chairman of our Audit Committee, is an audit committee financial expert as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended.  No Audit Committee member serves on more than three publicly-traded companies.

Compensation Committee

Mr. Goergen serves as Chairman of our Compensation Committee.  The Compensation Committee held two meetings during the year ended December 31, 2010 and evaluates the performance of senior executives, pursuant to the Compensation Committee Charter, a copy of which is posted on our website at www.imergentinc.com. The Compensation Committee recommends to our Board policies for executive compensation and approves the remuneration of all our officers, including our Chief Executive Officer. It also administers our stock option and incentive compensation plans and recommends the establishment of and monitors the compensation and incentive program for all our executives.

The Compensation Committee did not retain a compensation consultant during the years ended December 31, 2010 and 2009.

Our senior management works closely with the Compensation Committee to evaluate and recommend compensation for our other officers and employees. In addition, the CEO makes recommendations to the Compensation Committee regarding compensation for our other executives.

Nominating Committee

Craig Rauchle serves as the Chairman of our Nominating Committee.  Our Nominating Committee, which held one meeting since our last annual meeting, reviews and suggests candidates for election or appointment to our Board, and operates pursuant to a charter, a current copy of which is posted on our website at www.imergentinc.com. Our Nominating Committee may attempt to recruit persons who possess the appropriate skills and characteristics required of members of our Board.  Our Nominating Committee may use any reasonable means for recruitment of potential members including their own expertise or the use of one or more third-party search firms to assist with this purpose.

In the course of reviewing potential director candidates, the Nominating Committee considers nominees recommended by our stockholders.  When considering a potential candidate for service as a director, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria approved by our Board, all facts and circumstances that the Nominating Committee deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her availability, depth and breadth of business experience or other background characteristics, his or her independence and the needs of our Board. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, demonstrate sound judgment and possesses the ability to effectively interact with other members of our Board to serve the long-term interests of our company and stockholders. In addition, the Nominating Committee may consider whether the nominee has direct experience in our industry or in the markets in which we operate and whether the nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The procedures to be followed by stockholders in submitting such recommendations are described below in the section entitled “Submission of Securities Holder Recommendations for Director Candidates.”

Independence of our Board of Directors

Under the NYSE AMEX Equities Stock Exchange listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our Board consults with our legal counsel to ensure that our Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NSYE AMEX Equities Stock Exchange, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent auditors, our Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable rules of the NSYE AMEX Equities Stock Exchange: Mr. Goergen, Mr. Kamm, Mr. Williams, Mr. Rauchle and Dr. Puri. In making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Leadership Structure

Our Chief Executive Officer serves as the Chairman of the Board. We believe that this leadership structure is appropriate due to the complexity and technical nature of our business. Mr. Mihaylo’s experience in leadership positions throughout our company during his tenure, as well as his role in developing and executing the strategic plan, is critical to our future results. Mr. Mihaylo was able to utilize his in-depth knowledge and perspective gained in running our company to effectively and efficiently guide the full Board by recommending Board and committee meeting agendas, leading Board discussions on critical issues and creating a vital link among the Board, management and stockholders. Our Board believes this structure serves our stockholders by ensuring the development and implementation of our company’s strategies.

Risk Oversight

Our primary risk consists of managing our operations profitably within the environment of declining revenues and subscribers. In general, our Board, as a whole and also at the committee level, oversees our risk management activities. Our Board annually reviews management’s long-term strategic plan and the annual budget that results from that strategic planning process. Using that information, our Compensation Committee establishes both the short-term and long-term compensation programs that include all our executives (including the named executive officers identified in the Summary Compensation Table on page 22 (the “NEOs”)). These compensation programs are ratified by our Board, as a whole. The compensation programs are designed to focus management on the performance metrics underlying the profitable operations of the Company, while limiting risk exposure to our company.  Our Board receives periodic updates from management on the status of our operations and performance (including updates outside of the normal Board meetings). Finally, as noted below, our Board is assisted by our Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Thus, in performing its risk oversight our Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of this code is posted on our website at www.imergentinc.com. In the event that we amend or waive any of the provisions of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Accounting/Financial Officer or Controller, we intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K by posting such information on our website.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for review and, as it determines appropriate, approval or ratification of “related-party transactions” between our company and related persons or entities, other than executive compensation decisions which are addressed by our Compensation Committee.  We have adopted policies and procedures that apply to any transaction or series of transactions in which our company or a subsidiary is a participant, the amount involved exceeds $10,000, and a related person or entity has a direct or indirect material interest. Our Audit Committee has determined that, barring additional facts or circumstances, a related person or entity does not have a direct or indirect material interest in any of the following categories of transactions:

•
any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed $10,000;

•
any charitable contribution, grant, or endowment by the company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed $10,000;

•	compensation to directors, for service as directors, determined by our Board;
•	transactions in which all securities holders receive proportional benefits; or
•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Transactions involving related persons or entities that are not included in one of the above categories are reviewed by our Audit Committee.  Our Audit Committee determines whether the related person or entity has a material interest in a transaction and may approve, not approve or take other action with respect to the transaction in its discretion.

Stockholder Communications

Stockholders and other interested parties who wish to communicate with non-management directors of the Company should send their correspondences to: iMergent Non Management Directors, iMergent, Inc., 1615 South 52nd Street, Tempe, Arizona 85281, or by email to nonmanagementdirectors@imergentinc.com.  All communications are forwarded directly to the appropriate non-management director.

Submission of Security Holder Recommendations for Director Candidates

All security holder recommendations for director candidates must be submitted in writing to the Secretary of our company, Jeffrey G. Korn, at 1615 South 52nd Street, Tempe, Arizona 85281, who will forward all recommendations to the Nominating Committee. All security holder recommendations for director candidates must be submitted to our company not less than 120 calendar days prior to the date on which the company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. All security holder recommendations for director candidates must include (1) the name and address of record of the security holder, (2) a representation that the security holder is a record holder of our security, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b), (2) of the Securities Exchange Act of 1934, (3) the name, age, business and residential address, educational background, public company directorships, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate, (4) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for directors approved by our Board from time to time, (5) a description of all arrangements or understandings between the security holder and the proposed director candidate, (6) the consent of the proposed director candidate to be named in the proxy statement, to have all required information regarding such director candidate included in the applicable proxy statement, and to serve as a director if elected, and (7) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Director Compensation

Our non-employee directors receive a combination of cash and equity as compensation for their service to the company.  The annual pay package for non-employee directors is designed to attract and retain highly qualified professionals to represent our stockholders.  We also reimburse our directors for travel, lodging and related expenses they incur on company-related business, including Board and committee meetings. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by our directors.  Directors who are also employees receive no additional compensation for serving on our Board.  For the year ended December 31, 2010, non-employee director compensation consisted of the following.

Cash Compensation.   For the year ended December 31, 2010, all of our non-employee directors received a monthly cash retainer of $2,000.  Todd Goergen, who was the Chairman of the Board until November 2010, received an additional monthly cash retainer of $2,167.

Stock Options and Restricted Shares.   On July 1, 2010, we granted to each non-employee director an option to purchase 10,000 shares of common stock at an exercise price of $3.51, which price was not less than 100% of the fair market value of an underlying share of common stock on the date of grant.  Each such option was fully vested and exercisable on the date of grant. In conformity with accounting guidance, the option awards to our non-employee directors were valued using the Black-Scholes option-pricing model on the date of grant, which value was $1.67 per share.

The following table summarizes the compensation earned by and paid to our non-employee directors for the year ended December 31, 2010:

	Fees Earned or Paid in Cash	Option Awards (1)		Total
Todd Goergen (4)	$50,000	$16,700	(2)	$66,700
Craig Rauchle	24,000	16,700	(2)	40,700
Robert Kamm	24,000	16,700	(2)	40,700
David Williams	24,000	16,700	(2)	40,700
Anil Puri	24,000	16,700	(3)	40,700

(1)
Represents the dollar amount of all option awards recognized for financial statement reporting purposes for the year ended December 31, 2010 in accordance with accounting guidance.  Estimates of forfeitures related to service-based vesting conditions have been disregarded.  The assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2011.

(2)	As of December 31, 2010, each of Messrs. Goergen, Rauchle, Kamm, and Williams held unexercised options to purchase an aggregate of 20,000 shares of our common stock.
(3)	As of December 31, 2010, Mr. Puri held unexercised options to purchase an aggregate of 40,000 shares of our common stock.
(4)	Messrs. Goergen served as Chairman of the Board until November 12, 2010.

———————
PROPOSAL II
Proposal to Amend the 2003 Equity Incentive Plan
———————

In 2003, our Board of Directors adopted, and our stockholders approved, the 2003 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to advance the interests of our company, further our long-term growth by providing incentives to our directors, officers and other key employees and consultants who are or will be responsible for such interests and growth, and to assist us in attracting and retaining directors, officers, employees and consultants with experience and ability. The Plan currently provides for the issuance of a maximum of 2,000,000 shares of our common stock pursuant to the exercise of stock options and other awards granted under the Plan to employees, directors and consultants. On April 1, 2011, our Board approved an amendment to the Plan, subject to stockholder approval, to increase the number of shares available for grant under the Plan by 1,000,000, bringing the total to 3,000,000.

The increase in the number of authorized shares under the Plan is necessary to enable us to continue to issue options under the Plan. As of April 1, 2011, we had 363,243 shares of common stock available for issuance under the Plan. The Board believes that stock option grants are an important element in attracting and retaining highly qualified individuals and, therefore, believes that it is in the best interest of our company for the stockholders to approve the authorization of additional shares to be issued under the Plan. There are no requirements concerning how the 1,000,000 additional shares are to be allocated among qualified individuals. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal. If the stockholders do not approve this proposal at the meeting, the Board will reconsider whether it will continue to make grants under the Plan.

Description of the Plan

The following description of the Plan, as amended, is subject to the specific provisions contained in the complete text of the Plan attached as Appendix A to this proxy statement.

The Plan provides for the issuance of both non-statutory and incentive stock options as well as other stock-based awards, which may include shares of common stock and stock appreciation rights. The Plan is administered by our Compensation Committee. The Compensation Committee may delegate its authority to make grants under the Plan, other than grants to officers, subject to such conditions as may be determined by the Compensation Committee.

The Plan authorizes the Compensation Committee to grant awards under the Plan to employees, directors and consultants of our company and its affiliates. In granting awards, the Compensation Committee has discretion to consider the nature of the services rendered by such persons, their present and potential contribution to our success in relation to certain predetermined performance goals, and such other factors as the Compensation Committee deems relevant. Awards will become exercisable at the prices, times and conditions that the Committee may determine, as reflected in the applicable agreement. Notwithstanding the generality of the foregoing, unless otherwise determined by the Compensation Committee, the exercise price per share for each option granted shall not be less than the fair market value of a share of our common stock on the date the option is granted. The exercise period will be determined by the Compensation Committee but may not exceed ten years from the date of grant. The amount of consideration, if any, to be received by us, in connection with any award, shall be determined by the Compensation Committee. The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding awards at such times and under such circumstances as it, in its sole discretion, deems appropriate. In the event of a Change in Control, as that term is defined in the Plan, any options not assumed by an acquiring or successor corporation would become immediately vested and exercisable.

The Board, at any time and from time to time, may alter, amend, suspend or terminate the Plan in whole or in part. However, any such amendment will be subject to stockholder approval if, and to the extent such stockholder approval is required, in order to comply with Section 162(m) of the Internal Revenue Code of 1986, by applicable law or regulation or the rules of any securities exchange on which the common stock is principally traded. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan may adversely affect any of the rights of any person who has received an award under the Plan, without such person’s consent. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan will terminate on October 21, 2023. No awards may be granted under the Plan after such termination date. Options to purchase a total of 1,635,807 shares of our common stock have been granted, net of forfeitures, under the Plan since its inception.

Federal Income Tax Consequences

The following description summarizes the income tax consequences of the Plan under current federal income tax laws and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Section 162(m) of the Code, as discussed in further detail below. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon the individual circumstances and from locality to locality.

Options granted under the Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

●
Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories:  (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss to the optionee.

If the optionee makes a disqualifying disposition of the purchased shares, we will be entitled to an income tax deduction, for our taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

●
Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be required to collect certain withholding taxes applicable to such income from the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee’s cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Accounting Treatment

Pursuant to accounting guidance, we are required to recognize all share-based payments, including grants of stock options, in our financial statements. Accordingly, stock options that are granted to our employees and non-employee Board members will be valued at fair value as of the grant date under an appropriate valuation formula, and that value will be charged as stock-based compensation expense against our reported earnings over the designated vesting period of the award.

Value of Benefits

We are unable to determine the value of benefits that may be received by participants (including our named executive officers and directors) under the Plan if the proposed amendment is adopted, as awards under the Plan are determined by the Compensation Committee in its discretion.

The Board recommends a vote “FOR” the proposal to approve the amendment to the Plan.

———————
PROPOSAL III
Approval of name change to Crexendo, Inc.
———————

General Information and Securities Affected

On April 1, 2011, our Board adopted a resolution to amend Article I of our Certificate of Incorporation to change the name of our company to “Crexendo, Inc.”, or the Corporate Name Change Amendment.

The Board intends that the Company operate as a holding company and conduct all of our operating activities through our wholly-owned subsidiaries.  Our Board believes these changes enhance our company’s ability to provide Cloud-based services with recurring revenues and better symbolize our operations.  The corporate name change will require an affirmative vote of a majority of our stockholders to amend our Certificate of Incorporation.

If our stockholders approve this proposed amendment to our Certificate of Incorporation, the amendment will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware.

Proposed Corporate Name Change Amendment

The Board proposes as follows:

The Certificate of Incorporation of iMergent, Inc. shall be amended by deleting from the Certificate of Incorporation, in its entirety, Article I, Name, and substituting in place thereof the following;

ARTICLE I
NAME

The name of the corporation shall be “Crexendo, Inc.”

Approval of the name change to Crexendo, Inc. requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the Record Date.

The Board recommends a vote “FOR” the proposal to approve the name change to Crexendo, Inc.

———————
PROPOSAL IV
Ratification of Appointment of Independent Registered Public Accounting Firm
———————

At the meeting we will ask our stockholders to ratify the appointment of Deloitte and Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2011. A representative of Deloitte is expected to be present at the meeting, and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Approval of the proposal to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2011 requires that the votes cast in favor of the proposal at the meeting must exceed the votes cast against the proposal.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2011.

Change in Independent Registered Public Accounting Firm

Our Audit Committee regularly reviews the selection of our independent registered public accounting firm. On September 16, 2009, after an extensive evaluation process, our Audit Committee engaged Deloitte as our new independent registered public accounting firm and dismissed Tanner LLC as our independent registered public accounting firm.

The report of Tanner LLC on our consolidated financial statements for the fiscal year ended June 30, 2009 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended June 30, 2009, and in the subsequent interim period from July 1, 2009 through and including September 16, 2009, we had no disagreements with Tanner LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Tanner LLC’s satisfaction, would have caused Tanner LLC to make reference to the subject matter of the disagreement in connection with its report. During the fiscal year ended June 30, 2009, and in the subsequent interim period from July 1, 2009 through and including September 16, 2009, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

We requested Tanner LLC to furnish a letter addressed to the Securities and Exchange Commission stating whether Tanner LLC agrees with the above statements. A copy of that letter, dated September 16, 2009, was filed as Exhibit 16.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2009.

During the fiscal year ended June 30, 2009, and in the subsequent interim period from July 1, 2009 through and including September 16, 2009, we did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements.

Fees of Independent Registered Public Accounting Firm

We have set forth below the aggregate fees billed for professional services rendered to us by Deloitte for the year ended December 31, 2010 and Transition Period and Tanner LLC for the fiscal year ended June 30, 2009.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	Year ended December 31, 2010	Six months ended December 31, 2009	Fiscal year ended June 30, 2009
Audit Fees (1) (audit of our annual financial statements, reviews of our quarterly financial statements, reviews of our SEC filings and correspondence with the SEC)	$323,309	$279,540	$397,881
Audit Related Fees (2) (primarily audit of our 401(k) plan)	21,752	15,000	17,500
Tax Fees (3) (domestic and international tax compliance)	44,043	-	76,604
All Other Fees	-	-	-

(1)
Audit Fees: Fees billed by Deloitte and Tanner LLC for professional services rendered for the audit and reviews of our financial statements filed with the SEC on Forms 10-K, 10-KT and 10-Q and reviews of our correspondence with the Securities and Exchange Commission.

(2)	Audit-Related Fees: Fees billed by Deloitte and Tanner LLC for all audit-related services, consisting principally of an audit of our 401(k) plan.
(3)	Tax Fees: Fees billed by Deloitte and Tanner LLC for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides for the pre-approval of the scope of and fees for services in the defined categories of audit services, audit-related services, and tax services.  Pre-approval is usually provided by the Audit Committee on a project-by-project basis before the independent registered public accounting firm is engaged to provide that service, and for de minimus projects only, pre-approval is provided with a not-to-exceed fee level determined for a group of such de minimus projects. The pre-approval of services may be delegated to the Chairman of the Audit Committee, but the decision must be reported to and ratified by the full Audit Committee at its next meeting.

BENEFICIAL OWNERSHIP OF SHARES

 The following table sets forth, as of April 1, 2011, the number of shares of our common stock beneficially owned by each of the following persons and groups and the percentage of the outstanding shares owned by each person and group including:  (i) each person who is known by us to be the owner of record or beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each director and nominee; (iii) each of our NEO’s; and (iv) all of our current directors and executive officers as a group.

With respect to certain of the individuals listed below, we have relied upon information set forth in statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934.  Except as otherwise noted below, the address of each person identified in the following table is c/o iMergent, Inc., 1615 South 52nd Street, Tempe, Arizona, 85281.

Name of Beneficial Owner	Shares Owned	Number of Outstanding Warrants and Options (1)	Total Beneficial Ownership (2)	Percent of Class Beneficially Owned

Goldman Capital Management, Inc.
220 East 42nd Street
New York, NY 10017	926,252	-	926,252	8.7%

Steven G. Mihaylo	3,732,000	67,697	3,799,697	35.7%
Todd Goergen	355,000	20,000	375,000	3.5%
Clint Sanderson	2,490	144,165	146,655	1.4%
David Rosenvall	85,399	43,038	128,437	1.2%
Jeffrey Korn	21,500	38,455	59,955	*
Craig Rauchle	10,100	20,000	30,100	*
David Williams	10,000	20,000	30,000	*
Robert Kamm	5,000	20,000	25,000	*
Anil Puri	1,200	40,000	41,200	*
Jonathan Erickson	-	25,932	25,932	*
David Krietzberg	-	29,161	29,161	*
All current directors and executive officers as a group (11 persons)	4,222,689	468,448	4,691,137	44.0%
________________
*	Less than one percent.

(1)	Reflects warrants or options that will be exercisable or vested, as the case may be, as of April 1, 2011, or within 60 days thereafter.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based upon 10,652,319 shares of common stock outstanding on April 1, 2011. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following April 1, 2011 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based on a review of reports and representations submitted to us, all reports regarding beneficial ownership of our securities required to be filed under Section 16(a) for the year ended December 31, 2010 were timely filed.

EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of each of our executive officers as of April 1, 2011 are set forth below:

Name	Age	Position
Steven G. Mihaylo	67	Chief Executive Officer and Chairman of the Board
Clint Sanderson	40	Chief Operating Officer
David Krietzberg	55	Chief Administrative Officer
Jonathan R. Erickson	33	Chief Financial Officer
David Rosenvall	44	Chief Technology Officer
Jeffrey Korn	53	Chief Legal Officer

Steven G. Mihaylo – Biographical information for Mr. Mihaylo is set forth above under “Incumbent Directors.”

Clint Sanderson – Mr. Sanderson joined StoresOnline, a division of our company, in 2002 and has served as Chief Operating Officer since November 2010.  Prior to this position, Mr. Sanderson served as Senior Vice President and President of our StoresOnline and Crexendo divisions since February 2009.  Since joining our company, Mr. Sanderson has held positions of increasing responsibility, including Senior Vice President and President of our StoresOnline and Crexendo divisions from February 2009 until November 2010, Senior Vice President of Sales of our StoresOnline Division from March 2008 until February 2009, Sales Manager from January 2006 until March 2008 and Vice President of Operations from July 2003 until January 2006. Prior to joining StoresOnline, Mr. Sanderson served as director of sales for two enterprise software companies. Mr. Sanderson also serves as Chairman on the Board of Directors of the American Lung Association of Utah. Mr. Sanderson received a bachelor of science degree in health promotion and a minor in business administration from Brigham Young University.

David Krietzberg – Mr. Krietzberg has served as our Chief Administrative Officer since 2009. Prior to joining our company, Mr. Krietzberg served as Chief Financial Officer of Mitel US, a subsidiary of Mitel Networks, Inc., a provider of voice, video and collaborative communications solutions, from August 2007 until August 2008, as Vice President of Finance and Chief Financial Officer of Inter-Tel from January 2000 until August 2007 and as Vice President of  Finance and Treasurer of Executone Information Systems, Inc., a manufacturer and distributor of voice processing and healthcare communications systems, from May 1985 until December 2000.  Mr. Krietzberg has extensive experience in operations management, strategic planning, financial management, building organizations and developing high performance teams. Mr. Krietzberg holds a masters of business administration degree in finance and a bachelors degree in accounting from Pace University.

Jonathan R. Erickson – Mr. Erickson has served as our Chief Financial Officer since February 2009.  Prior to this appointment, Mr. Erickson served as our Corporate Controller from December 2006 until February 2009.  Prior to joining our company, Mr. Erickson held various positions of increasing responsibility at Deloitte, which he joined in May 2003, culminating with the position of Audit Senior, specializing primarily in international manufacturing operations. Mr. Erickson received a bachelor of science degree in accounting and a master of accountancy degree from Brigham Young University. Mr. Erickson is a certified public accountant.

David Rosenvall - Mr. Rosenvall was appointed as our Chief Technology Officer in February 2001.  From September 1999 until his appointment as Chief Technology Officer, Mr. Rosenvall served as our Chief Architect.  Mr. Rosenvall initially joined us in November 1998 in connection with our acquisition of StoresOnline.com.  From September 1997 to December 1998, Mr. Rosenvall was President of Spartan Multimedia, a software company and from January 1995 to August 1997, he was Vice President for Research and Development at Xentel, a CD-Rom publishing company.  Mr. Rosenvall holds a bachelor of science degree in mechanical engineering from the University of Calgary and a masters of business administration degree from Brigham Young University.

Jeffrey G. Korn – Mr. Korn has served as our Chief Legal Officer since February 2009.  From 2002 until his appointment as Chief Legal Officer, Mr. Korn served as our General Counsel.  Prior to joining the company, Mr. Korn had a private consulting practice from 2001 until 2002 and before that, he served as General Counsel of ProsoftTraining, an internet training education and certification company which was previously listed on NASDAQ, from 1999 until 2001.  From 1983 until 1999, Mr. Korn was a partner in a Jacksonville, Florida, law firm, specializing in corporate matters and litigation. Mr. Korn has been an advisor to private venture firms, as well as a lecturer and a college instructor. Mr. Korn currently serves on several private, not-for-profit, charitable and educational boards.  Mr. Korn has a bachelors degree from the State University of New York at New Paltz and a juris doctorate degree from Stetson University College.

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our primary business objectives are to:

1.
provide outstanding eCommerce technology, training and a variety of web-based technologies and resources to entrepreneurs and small businesses to help decrease the risks associated with eCommerce implementation;

2.	provide our customers with support and information regarding industry developments; and
3.	provide value to our stockholders.

Our executive compensation programs are designed to attract, retain, motivate, and reward talented and successful individuals in accomplishing our objectives noted above.  As explained below, we offer various short-term incentives, long-term incentives, benefits, and other forms of compensation, all of which are intended to encourage our executives to dedicate significant efforts toward achieving these objectives and increasing stockholder value over the long term.

We believe our executive compensation practices affect a significant percentage of our employees, many of whom are aware of the compensation received by our senior executives and are aware of our objectives, rewards, and expectations.  Consequently, we strive to anticipate the impact of our executive compensation decisions on our workforce, and we consider these anticipated impacts as we make executive compensation decisions.  This discussion will focus on the objectives, principles, practices, and decisions with regards to the compensation of our following NEO’s:

•	Steven G. Mihaylo, Chief Executive Officer;

•	Jonathan R. Erickson, Chief Financial Officer;

•	Clint Sanderson, Chief Operating Officer;

•	David Krietzberg, Chief Administrative Officer;

•	Jeffrey G. Korn, Chief Legal Officer; and

•	David Rosenvall, Chief Technology Officer.

COMPENSATION OBJECTIVES, PROCEDURES, PRACTICES AND ELEMENTS

Executive Compensation Objectives and Principles

The overall objective of our executive compensation program is to help create long-term value for our stockholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our stockholders. Accordingly, our executive compensation program incorporates the following principles:

●	We believe that retaining experienced, competent, goal-oriented executives and minimizing executive turnover is in our stockholders’ best interests;
●	We believe that a portion of our executives’ compensation should be tied to measures of performance of our business as a whole and that such measures of performance should be non-discretionary;
●
We believe that a portion of our executives’ compensation should be tied to measures of performance within each executive’s specific job responsibilities and that those measures should be as non-discretionary as possible;

●	We believe that the interests of our executives should be linked with those of our stockholders through the risks and rewards of owning our common stock;
●	We believe that a meaningful portion of each executive’s bonus, long-term incentives, and merit increases will vary based upon individual performance;
●
We believe that each executive’s performance against corporate and individual objectives for the previous year should be periodically reviewed, and that the difficulty of achieving desired results in any particular year must be considered; and

●	We believe that we should consider the ability of each executive to support our long-term performance goals; as well as each executive’s ability to fulfill his or her management responsibilities and his or her ability to work with and contribute to our executive management team.

Executive Compensation Procedures

In conjunction with our efforts to achieve the executive compensation objectives and implement the underlying compensation principles described above, we follow the procedures described below:

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing and monitoring our executive compensation programs and for making decisions regarding the compensation of the NEOs. Under the direction of the Compensation Committee, each of Messrs. Erickson, Rosenvall, Sanderson, Krietzberg, and Korn reviews his compensation package with Mr. Mihaylo annually. During those reviews, Mr. Mihaylo and the applicable NEO discuss measures, targets and similar items that affect the NEO’s compensation, and Mr. Mihaylo develops recommendations which he then provides to the Compensation Committee.

Mr. Mihaylo reviews his own compensation package with the Compensation Committee directly; however, Mr. Mihaylo does not attend Compensation Committee meetings, except as requested by the Compensation Committee. Mr. Mihaylo is not present in Compensation Committee meetings when his compensation is determined.

The Compensation Committee considers Mr. Mihaylo’s recommendations, compensation decisions relating to the compensation of our executive management. compensation decisions relating to our Chief Executive Officer and other NEOs. but ultimately has discretion to make all The Compensation Committee approves all

The Compensation Committee typically meets shortly after the end of each fiscal year to consider NEO base salaries and bonus targets for the coming year. At that meeting, the Compensation Committee also reviews the status of long-term incentives available to our NEOs (i.e. options to purchase shares of our common stock) and considers whether any additional long-term incentive awards are appropriate. The Compensation Committee makes all decisions regarding bonuses and merit increase recommendations for the NEOs.

Each year, our senior management prepares a business plan and establishes goals for our company. The Compensation Committee reviews, modifies (if necessary), occasionally sets, and ultimately approves these goals, which are then incorporated into the company’s business plan. Periodically throughout the year, the Compensation Committee compares Company goals against actual circumstances and accomplishments. The Compensation Committee may revise the company’s goals and business plan if they determine that circumstances warrant.

The Compensation Committee relies on its judgment in making compensation recommendations and decisions after reviewing our company’s overall performance and evaluating each executive’s performance against established goals, leadership ability, responsibilities within the company, and current compensation arrangements. The compensation program for NEOs and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee consisting of one or more members of the committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (a) “Non-Employee Directors” for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (b) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

Elements of our Compensation Programs: What our Compensation Programs are Designed to Award and Why We Choose Each Element

Elements of Compensation. We implement the executive compensation objectives and principles described above through the use of the following elements of compensation, each of which is described in greater detail below:

●	Base Salary

●	Company Operating Performance Bonus

●	Stock Option Awards

●	Retirement Benefits

●	Other Personal Benefits

The Compensation Committee evaluates overall compensation levels for each NEO in relation to other executives within our company and in relation to the NEO’s prior year compensation. The Compensation Committee also considers competing offers made to NEOs, if any. The Compensation Committee considers each element of compensation collectively with the other elements when establishing the various forms and levels of compensation for each NEO. The Compensation Committee approves compensation programs which it believes are competitive with our peers, such that the combination of base pay and performance-based bonuses results in an aggregate rate of cash salary, bonus compensation, equity awards and other benefits for our NEOs within competitive market standards.

In determining long-term equity awards to executives, the Compensation Committee considers total equity awards available under the Plan, the number of equity awards to be granted to each executive in relation to other executives, the overall compensation objective for each executive, and the number and type of awards to executives in prior years.

The Compensation Committee believes that a significant portion of each of the NEO’s compensation should be based upon our company’s operating performance and awards bonuses proportionate to those executives whom the Compensation Committee determines have the greatest impact on operating performance.

Base Pay. Base salaries of the NEOs are set at levels that the Compensation Committee believes are generally competitive with our market peers so as to attract, reward, and retain executive talent. The Compensation Committee may opt to pay higher or lower amounts depending on individual circumstances. The Compensation Committee sets the base pay of the Chief Executive Officer and the other NEOs after reviewing recommendations from our Chief Executive Officer. Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, and other factors. The table below summarizes base pay for our NEOs as of December 31, 2010:

Name	Base Pay	Position
Steven G. Mihaylo	$4,950	Chief Executive Officer and Chairman of the Board
Jonathan R. Erickson	$160,000	Chief Financial Officer
Clint Sanderson	$275,000	Chief Operating Officer
David Rosenvall	$225,000	Chief Technology Officer
David Krietzberg	$225,000	Chief Administrative Officer
Jeffrey Korn	$210,000	Chief Legal Officer

Company Operating Performance Bonus. We believe the best way to provide value to stockholders is through our company’s earnings. We maintain a bonus program for our NEOs which is intended to reward short-term performance, help attract and retain executives and incentivize them to provide value to stockholders through the company’s earnings. Under the bonus program, NEOs are eligible to receive a cash bonus following the conclusion of each fiscal year, contingent on the attainment during the fiscal year of targeted earnings per share, as defined in the bonus program.

Bonus amounts are paid annually and are typically based upon the percentage of our company’s actual after-tax income compared to company’s budgeted after-tax income. The targeted bonus is increased or decreased if our company exceeds or fails to meet its after -tax income objectives. The payment of bonuses to the NEOs is made after the Compensation Committee reviews the results of our company’s operating performance and the announcement of our company’s quarterly earnings and filing of the periodic reports on Form 10-K or Form 10-Q, as applicable. For the year ended December 31, 2010, earnings per share of $0.13 was required to be met in order for NEOs to qualify for the operating performance bonus. Because we did not achieve the minimum earnings per share target for the year ended December, 31, 2010, no bonuses were paid to the NEOs relating to our performance for the year.

Stock Option Awards. The Compensation Committee grants discretionary, long-term equity awards to our NEOs under the Plan. These awards have historically been in the form of stock options. The Compensation Committee believes that stock option awards align the interests of NEOs with the interests of our stockholders and will incentivize the NEOs to provide stockholder value. The Compensation Committee believes that such grants provide long-term performance-based compensation, help retain executives through the vesting periods, and serve to align management and stockholder interests. In making awards under the Plan, the Compensation Committee considers grant size. Options vest only to the extent that the NEO remains a company employee through the applicable vesting dates, typically monthly over four years. We believe the four-year vesting schedule assists in retaining executives and encourages the NEOs to focus on long-term performance.

We have granted stock options to our NEOs with an exercise price equal to the closing price per share on the date of the grant. We do not grant options with an exercise price below 100% of the trading price of the underlying shares of our common stock on the date of grant. Stock options only have a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term and the NEO’s employment continues with us until the vesting date.

In granting stock options to the NEOs, we also consider the impact of the grant on our financial performance, as determined in accordance with accounting guidance. For share-based equity awards, we record expense in accordance with accounting guidance. The amount of expense we record pursuant to accounting guidance may vary from the corresponding compensation value we use in determining the amount of the awards.

Retirement and Other Personal Benefits. All of our NEOs receive similar retirement and other personal benefits. We sponsor the iMergent, Inc. Retirement Savings Plan (the “401(k) Plan”) for eligible employees. Our NEOs participate in the 401(k) Plan. The 401(k) Plan is a broad-based, tax-qualified retirement plan under which eligible employees, including the NEOs, may make annual pre-tax salary reduction contributions, subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”). We make matching contributions under the 401(k) Plan on behalf of eligible participants, including the NEOs, at the rate of 100% of the first one percent and 50% of each additional percentage of each participating NEO’s salary up to a six percent deferral, with a two-year vesting schedule for the matched portion. Matching contributions are not subject to non-discrimination requirements imposed by the Code. The 401(k) Plan is intended to help us attract and retain qualified executives through the offering of competitive employee benefits. We do not maintain any other pension or retirement plans for the NEOs.

We provide other traditional benefits and limited perquisites to our NEOs in order to achieve a competitive pay package as detailed in the Summary Compensation Table. The Compensation Committee believes that these benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation”, are reasonable, competitive, appropriate, and consistent with our overall executive compensation program. Other than our company’s contributions to the 401(k) Plan, these benefits consist principally of employer-paid premiums on health insurance, personal automobile reimbursements, and mobile phone communications charges.

Compensation of Steven G. Mihaylo, Chief Executive Officer. Mr. Mihaylo is primarily responsible for investor relations activities and the general management of our NEOs. Mr. Mihaylo receives a minimal base salary to primarily cover health insurance costs. Mr. Mihaylo does not participate in any non-equity incentive plans, but is eligible to receive stock option awards or other equity compensation. The Compensation Committee believes Mr. Mihaylo’s interests are directly aligned with the interests of our stockholders because of Mr. Mihaylo’s significant equity holdings in our company and his eligibility to participate in stock option awards or other equity compensation.

Compensation of Clint Sanderson, President of StoresOnline and Crexendo divisions. Mr. Sanderson has general responsibility for our sales and marketing efforts, as well as strategic direction of the company. Mr. Sanderson receives a base salary similar to the other NEOs. Mr. Sanderson also receives retirement and other personal benefits similar to the other NEOs. Mr. Sanderson receives stock options or other equity compensation similar to Mr. Krietzberg.

Mr. Sanderson is also eligible to receive an annual operating performance bonus of 100% of base pay contingent on the attainment during the fiscal year of budgeted after-tax income described in “Company Operating Performance Bonus” above. In the event that Mr. Sanderson’s actual after-tax income is below the budgeted amounts, Mr. Sanderson is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met. In the event that Mr. Sanderson’s actual after-tax income exceeds budgeted amounts, Mr. Sanderson is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Compensation of David Krietzberg, Chief Administrative Officer. Mr. Krietzberg has general responsibility for our new strategic initiatives, Crexendo, administrative functions, customer service and product fulfillment functions. Mr. Krietzberg receives a base salary similar to the other NEOs. Mr. Krietzberg also receives retirement and other personal benefits similar to the other NEOs. Mr. Krietzberg receives stock options or other equity compensation similar to Mr. Sanderson.

Mr. Krietzberg is also eligible to receive an annual company operating performance bonus of 100% of base pay contingent on the attainment during the fiscal year of budgeted after-tax income described in “Company Operating Performance Bonus” above. In the event that Mr. Krietzberg’s actual after-tax income is below the budgeted amounts, Mr. Krietzberg is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met. In the event that Mr. Krietzberg’s actual after -tax income exceeds budgeted amounts, Mr. Krietzberg is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Compensation of Jonathan Erickson, Chief Financial Officer. Mr. Erickson has general responsibility for our accounting, finance, and human resource functions. Mr. Erickson receives a base salary similar to the other NEOs. Mr. Erickson also receives retirement and other personal benefits similar to the other NEOs. Mr. Erickson receives stock options or other equity compensation similar to Messrs. Rosenvall and Korn.

Mr. Erickson is also eligible to receive an annual company operating performance bonus of 100% of base pay contingent on the attainment during the fiscal year of budgeted after -tax income described in “Company Operating Performance Bonus” above. In the event that Mr. Erickson’s actual after-tax income is below the budgeted amounts, Mr. Erickson is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met. In the event that Mr. Erickson’s actual after-tax income exceeds budgeted amounts, Mr. Erickson is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Compensation of David Rosenvall, Chief Technology Officer. Mr. Rosenvall has general responsibility for the development of e-commerce and web-based technologies to be sold and used by our customers and the completion of our internal reporting projects and tools. Mr. Rosenvall receives a base salary similar to the other NEOs. Mr. Rosenvall also receives retirement and other personal benefits similar to the other NEOs. Mr. Rosenvall receives stock options or other equity compensation similar to Messrs. Erickson and Korn.

Mr. Rosenvall is also eligible to receive an annual operating performance bonus of 100% of base pay contingent on the attainment during the fiscal year of budgeted after-tax income described in “Company Operating Performance Bonus” above. In the event that Mr. Rosenvall’s actual after-tax income is below the budgeted amounts, Mr. Rosenvall is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met. In the event that Mr. Rosenvall’s actual after-tax income exceeds budgeted amounts, Mr. Rosenvall is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Compensation of Jeffrey G. Korn, Chief Legal Officer. Mr. Korn has general responsibility for our regulatory and legal compliance. Mr. Korn receives a base salary similar to the other NEOs. Mr. Korn also receives retirement and other personal benefits similar to the other NEOs. Mr. Korn receives stock options or other equity compensation similar to Messrs. Rosenvall and Erickson.

Mr. Korn is also eligible to receive an annual operating performance bonus of 100% of base pay contingent on the attainment during the fiscal year of budgeted after -tax income described in “Company Operating Performance Bonus” above. In the event that Mr. Korn’s actual after-tax income is below the budgeted amounts, Mr. Korn is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met. In the event that Mr. Korn’s actual after-tax income exceeds budgeted amounts, Mr. Korn is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Deductibility of Executive Compensation. Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to its chief executive officer during a tax year or to any of its three other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the stockholders).

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for our executive officers. We do not have a stockholder approved non-equity incentive compensation plan. As a result, all bonus amounts paid to the NEOs do not constitute qualified performance-based compensation for purposes of Code Section 162(m). For the year ended December 31, 2010, the compensation paid to the NEOs did not exceed the limitations imposed by Code Section 162(m).

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of our NEOs for the year ended December 31, 2010 (marked as “2010” in the year column), the six months ended December 31, 2009 (marked as “Transition” in the year column) and for the fiscal year ended June 30, 2009 (marked as “2009” in the year column).

Name and Principal				Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan		All Other Compensation
Position	Year	Salary	Bonus (2)							Total
Steven Mihaylo	2010	$4,950	$-	$-	$179,625			$10,452	(12)	$195,027
Chief Executive Officer	Transition	$-	$-	$-	$32,750	$-		$6,623	(12)	$39,373
	2009	$-	$-	$-	$-	$-		$6,437	(12)	$6,437

Jonathan Erickson	2010	$160,000	$-	$-	$35,925			$20,454	(10)	$216,379
Chief Financial Officer	Transition	$80,000	$10,103	$-	$15,956	$-		$10,581	(10)	$116,640
	2009	$110,192	$-	$-	$15,845	$33,750	(5)	$12,110	(10)	$171,897

Clint Sanderson	2010	$250,000	$-	$15,258	$71,850			$18,177	(8)	$355,285
Chief Operating Officer & President	Transition	$125,000	$15,788	$24,300	$103,815	$-		$11,233	(8)	$280,136

	2009	$205,577	$-	$40,500	$103,651	$80,625	(7)	$23,921	(8)	$454,274

David Rosenvall	2010	$203,462	$-	$22,850	$35,925	$-		$22,033	(11)	$284,270
Chief Technology Officer	Transition	$95,000	$11,997	$36,450	$49,126	$-		$13,771	(11)	$206,344
	2009	$190,000	$-	$60,750	$151,060	$83,841	(4)	$25,290	(11)	$510,941

David Krietzberg	2010	$225,000	$-	$-	$35,925			$17,870	(3)	$278,795
Chief Administrative Officer	Transition	$112,500	$14,207	$-	$44,511	$-		$7,125	(3)	$178,343
	2009	$6,058	$-	$-	$3,375	$-		$-		$9,433

Jeffrey Korn	2010	$210,000	$-	$22,850	$35,925			$18,223	(9)	$286,998
Chief Legal Officer	Transition	$105,000	$13,260	$36,450	$57,798	$-		$10,539	(9)	$223,047
	2009	$187,789	$-	$60,750	$96,642	$42,813	(6)	$23,444	(9)	$411,438

(1)
The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of the options granted to the NEOs, computed in accordance with accounting guidance. Estimates of forfeitures related to service-based vesting conditions have been disregarded. The assumptions used in the calculation of these amounts are included in notes to our consolidated financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2011.

(2)	The amounts in this column reflect discretionary bonuses awarded to the NEOs for the six months ended December 31, 2009 and paid in the subsequent year.
(3)
All other compensation for Mr. Krietzberg consists primarily of subsidized health insurance premiums, matching contributions to the 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(4)
Non-equity incentive plan compensation for Mr. Rosenvall consists of a discretionary bonus which was dependent upon completion of certain engineering projects, and resulted in the payment of a bonus in the amount of $83,841 for the fiscal year ended June 30, 2009.

(5)	Non-equity incentive plan compensation for Mr. Erickson consists of a non-discretionary bonus based upon our actual pre-tax operating income of $33,750 for the fiscal year ended June 30, 2009.
(6)	Non-equity incentive plan compensation for Mr. Korn consists of a non-discretionary bonus based upon our actual pre-tax operating income of $42,813 for the fiscal year ended June 30, 2009.
(7)	Non-equity incentive plan compensation for Mr. Sanderson consists of a non-discretionary bonus based upon our actual pre-tax operating income of $80,625 for the fiscal year ended June 30, 2009.
(8)
All other compensation for Mr. Sanderson consists of an automobile allowance of $10,800, $5,400 and $10,800 for the year ended December 31, 2010, the six months ended December 31, 2009, and the fiscal year ended June 30, 2009, respectively, and subsidized health insurance premiums of $5,747, $5,832 and $10,981 for the year ended December 31, 2010, the six months ended December 31, 2009, and the fiscal year ended June 30, 2009, respectively. The remainder of all other compensation for Mr. Sanderson consists of matching contributions to the 401(k) Plan.

(9)
All other compensation for Mr. Korn consists primarily of company subsidized health insurance premiums, company matching contributions to the company’s 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(10)
All other compensation for Mr. Erickson consists primarily of subsidized health insurance premiums, matching contributions to the 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(11)
All other compensation for Mr. Rosenvall consists primarily of company subsidized health insurance premiums, company matching contributions to the 401(k) Plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(12)
All other compensation for Mr. Mihaylo consists of subsidized health insurance premiums of $10,452, $6,437 and $6,437 for the year ended December 31, 2010, the six months ended December 31, 2009, and fiscal year ended June 30, 2009, respectively.

GRANTS OF PLAN-BASED AWARDS

The table below provides information about non-equity based and equity-based plan awards granted to the NEOs for the year ended December 31, 2010.

	Estimated Possible Payouts Under Non-Equity IncentivePlan Awards (1)				All Other Option Awards: Number of Securities Underlying	Exercise or Base Priceof Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options Granted (3)	Award
Steven Mihaylo	7/16/2010	$-	$-	$-	125,000	$3.30
Jonathan Erickson	7/16/2010	$40,000	$160,000	$200,000	25,000	$3.30
David Krietzberg	7/16/2010	$56,250	$225,000	$281,250	25,000	$3.30
Jeffrey Korn	7/16/2010	$52,500	$210,000	$262,500	25,000	$3.30
Clint Sanderson	7/16/2010	$62,500	$250,000	$312,500	50,000	$3.30
David Rosenvall	7/16/2010	$52,500	$210,000	$262,500	25,000	$3.30

(1)
Amounts represent non-discretionary, non-equity incentive plan awards dependent upon the company’s operating performance criteria. The amount of non-equity incentive compensation plan award actually earned for the Transition Period appears in the Summary Compensation Table for the Transition Period.

(2)	Amounts represent the full grant date fair value of the option award computed in accordance with accounting guidance.
(3)	These options vest monthly over four years and have a ten-year life.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2010

The table below provides information on the holdings of stock options by the NEOs as of December 31, 2010.

	Option Awards					Stock Awards
							Equity
							Incentive
						Equity	Plan Awards:
						Incentive	Market of
						Plan Awards:	Payout Value
	Number of	Number of				Number of	of Unearned
	Securities	Securities				Unearned	Shares,
	Underlying	Underlying				Shares, Units or	Units or
	Unexercised	Unexercised				Other Rights	Other Rights
	Options	Options		Option	Option	That Have	That Have
	(#)	(#)		Exercise	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable		Price	Date	(#)	($)
Steve Mihaylo	31,245	68,755	(3)	$7.69	9/8/2019
	13,018	111,982	(1)	$3.30	7/16/2020
Jonathan Erickson	4,062	938	(2)	$24.43	7/20/2017
	9,165	10,835	(4)	$3.49	2/10/2019
	3,749	6,251	(5)	$6.47	6/19/2019
	2,603	22,397	(1)	$3.30	7/16/2020
Clint Sanderson	2,500	-		$6.98	7/1/2014
	20,000	-		$13.00	7/1/2016
	9,750	2,250	(2)	$24.43	7/20/2017
	45,760	4,240	(9)	$3.49	2/10/2019
	37,500	62,500	(7)	$8.06	5/7/2019
	5,207	44,793	(1)	$3.30	7/16/2020
David Krietzberg	18,747	31,253	(8)	$6.39	6/22/2019
	2,603	22,397	(1)	$3.30	7/16/2020
Jeffrey Korn	22,000	-		$24.43	7/20/2011
	9,165	10,835	(4)	$3.49	2/10/2019
	2,603	22,397	(1)	$3.30	7/16/2020
David Rosenvall	2,000	-		$1.50	12/19/2012
	25,000	-		$24.43	7/20/2011
	8,748	11,252	(6)	$3.53	3/10/2019
	2,603	22,397	(1)	$3.30	7/16/2020
_______________________

(1)	Remaining unexercisable options vest ratably on a monthly basis through July 20, 2014.
(2)	Remaining unexercisable options vest ratably on a quarterly basis through July 20, 2011.
(3)	Remaining unexercisable options vest ratably on a monthly basis through September 8, 2013.
(4)	Remaining unexercisable options vest ratably on a monthly basis through February 10, 2013.
(5)	Remaining unexercisable options vest ratably on a monthly basis through June 19, 2013
(6)	Remaining unexercisable options vest ratably on a monthly basis through March 10, 2013
(7)	Remaining unexercisable options vest ratably on a monthly basis through May 7, 2013
(8)	Remaining unexercisable options vest ratably on a monthly basis through June 22, 2013
(9)	Remaining unexercisable options vest ratably on a monthly basis through February 10, 2011

OPTION EXERCISES AND STOCK VESTED

During the year ended December 31, 2010, our NEOs did not exercise stock options. The stock awards that vested are outlined below:

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting	on Vesting
Steve Mihaylo	-	$-
Jonathan Erickson	-	$-
Clint Sanderson	4,500	$22,850
Jeffrey Korn	4,500	$22,850
David Krietzberg	-	$-
David Rosenvall	3,005	$15,258

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about our common stock that were issuable upon the exercise of options, warrants and rights under existing equity compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by	1,288,011	$6.76	354,817
securities holders
Equity compensation plans not approved	-	-	-
by securities holders
Total	1,288,011	$6.76	354,817	(1)

(1)
During the three months ended March 31, 2011, 8,426 stock options were forfeited by employees. Consequently, as of March 31, 2011, we had 363,243 shares of our common stock available for issuance under the Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Acceleration of Vesting of Options and Other Stock Awards upon Change in Control. All outstanding stock options awarded the NEO terminates employment into the NEOs become fully vested upon a “change in control,” without regard to whether connection with or following the change in control.

If a change in control results in acceleration of vesting of an NEO’s otherwise unvested stock options and other stock awards, and if the value of such acceleration exceeds 2.99 times the NEO’s average W-2 compensation from employment with the company for the five taxable years preceding the year of the change in control (the “Base Period Amount”), the acceleration would result in an excess parachute payment under Code Section 280G equal to the value of such acceleration which is in excess of the NEO’s average W-2 compensation from employment with the company for the five taxable years preceding the year of the change in control. An NEO would be subject to a 20% excise tax under Code Section 4999 on any such excess parachute payment and we would be unable to deduct the excess parachute payment.

AUDIT COMMITTEE REPORT

In accordance with the Audit Committee Charter adopted by our Board on March 23, 2004 and amended and restated on August 9, 2006, the Audit Committee is responsible for reviewing and discussing our audited financial statements with management, discussing information with our independent registered public accounting firm relating to such firm’s judgments about the quality of our accounting policies and practices, recommending to our Board that the audited financials be included in our Annual Report on Form 10-K and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of such firm’s services and activities. Currently the Audit Committee is comprised of Messrs Goergen, Kamm and Williams. Our Board has determined that each of these persons is independent. The Audit Committee Charter is in compliance with all regulatory requirements, and is published on our website.

Our management has the primary responsibility for our financial statements as well as our financial reporting process, policies and internal controls. Our independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the fair presentation of such financial statements in accordance with U.S. generally accepted accounting principles. Our Audit Committee is responsible for, among other things, reviewing the results of the audit engagement with our independent registered public accounting firm; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of our independent registered public accounting firm; reviewing the fees of such firm; and recommending the engagement of our independent registered public accounting firm to the full Board.

In this context, the Audit Committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2010 with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees). In addition, the Audit Committee received written confirmation, in accordance with standards of the Public Company Accounting Oversight Board, and discussed with our independent registered public accounting firm their independence from our company. The Audit Committee has also considered whether such firm’s provision of non-audit services to us is compatible with maintaining such firm’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by our management of and by our independent registered public accounting firm. As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, policies and internal controls, that our financial statements are accurate, that the audit of such financial statements has been conducted in accordance with the standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm meets the standards for auditor independence.

Based on the review and discussions above, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Members of the Audit Committee

Robert Kamm, Chairman
Todd Goergen
David Williams

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

ADDITIONAL INFORMATION

Annual Report

Our Annual Report on Form 10-K for the year ended December 31, 2010 is enclosed herewith. Additional copies of such report are available, without charge, upon request. For additional copies please write to 1615 South 52nd Street, Tempe, AZ, 85281, Attn: Investor Relations, telephone: (623) 242-5959.

Additional Materials

A copy of this proxy statement has been filed with the SEC. You may read and copy this proxy statement at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this proxy statement by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including the company, that file electronically with the SEC. The address of the SEC’s Internet website is  www.sec.gov.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2010 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2010 annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of this proxy statement and annual report, now or in the future, should submit this request by writing to iMergent, Inc., 1615 South 52nd Street, Tempe, AZ, 85281, Attn: Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2010 annual report may be viewed online at  www.imergentinc.com under the Company tab, SEC Filings. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals for Action at Our Next Annual Meeting

Any stockholder who wishes to present any proposal for stockholder action at the 2012 annual meeting of stockholders must send the proposal to our Secretary. The proposal must be received by our Secretary, at our offices, no later than December 10, 2011 in order to be included in our proxy statement. Such proposals should be addressed to the Corporate Secretary, iMergent, Inc., 1615 South 52nd Street, Tempe, AZ, 85281. If a stockholder proposal is introduced at the 2012 annual meeting of stockholders without any discussion of the proposal in our proxy statement, and the stockholder does not notify us on or before 45 days before the date the proxy is mailed or sent, as required by SEC Rule 14a-4(c)(1), of the intent to raise such proposal at the annual meeting of stockholders, then proxies received by us for that annual meeting will be voted by the persons named in such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

Other Matters

As of the date of this statement, our Board does not intend to present and has not been informed that any other person intends to present a matter for action at the meeting other than as set forth herein and in the Notice of Meeting. If any other matter properly comes before the meeting, the holders of proxies will vote the shares represented by them in accordance with their best judgment.

* * *

By Order of the Directors

Dated: April 4, 2011	By:	/s/ Jeffrey G. Korn
Jeffrey G. Korn
Secretary

FRONT OF PROXY CARD

IMERGENT, INC.

Proxy for the Annual Meeting of Stockholders to be held on May 17, 2011
THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS OF IMERGENT, INC.

P	The undersigned stockholder of IMERGENT, INC. hereby appoints Steven G. Mihaylo and Jeffrey G. Korn, and each of them, proxies with full power
R	of substitution to act for and on behalf of the undersigned and to vote all stock outstanding in the name of the undersigned as of the close
O	of business on April 1, 2011, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders
X	(“Meeting”) to be held Tuesday, May 17, 2011, at our Corporate Headquarters located at 1615 South 52nd Street,Tempe, AZ, 85281 commencing
Y	at 12:00 p.m.(local time), and at any and all adjournments or postponements thereof, upon all matters properly coming before the Meeting.

__________________________________________________________        _________________________________________________________________________
__________________________________________________________       __________________________________________________________________________
__________________________________________________________       ___________________________________________________________________________
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side) but you need not mark any boxes if you wish to vote in accordance with our Board of Directors' recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

SEE REVERSE SIDE

BACK OF PROXY CARD
Confidential

☑	Please mark your votes as in this example.

 Our Board of Directors recommends a vote “For” all three nominees listed in Item 1:

1. election of the following persons to serve as class II directors of the company, to serve for TWO years or until their successors are duly elected and qualified:

(1) Craig Rauchle II - 2012       (2) Robert Kamm Class II - 2012

(3) Anil Puri Class II - 2012

      (To withhold authority to vote FOR any individual nominee, strike a line through the nominee’s name in the list above, in which case your shares will be voted for all remaining nominees.)

	For ☐	withheld ☐
Our Board of Directors recommends a vote “For” Item 2: 2. AMENDMENT of THE 2003 EQUITY INCENTIVE PLAN.	For ☐	Against ☐	Abstain ☐
Our Board of Directors recommends a vote “For” Item 3: 3. AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM “iMERGENT, INC.” TO “CREXENDO, INC.”	For ☐	Against ☐	Abstain ☐
Our Board of Directors recommends a vote “For” Item 4: 4. Ratification of appointment of Deloitte & Touche,llp as the company’s independent registered public accounting firm.	For ☐	Against ☐	Abstain ☐

This proxy, when properly executed, will be voted in the manner directed herein.  If no designation (i.e. “For,” “Withheld,” “Against” or “Abstain”) is made, the proxies named on the reverse side hereof intend to vote the shares to which this proxy relates “For” each of the director nominees identified above and “For” Item 2.  The proxies will vote in their discretion on any other matters properly coming before the Annual Meeting of Stockholders.  The signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

SIGNATURE (S)  ________________________________________      Date ___________________________

Note:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or guardian, please give full title as such.